SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 8, 2006

ACADIA REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-12002	23-2715194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1311 Mamaroneck Avenue, Suite 260 White Plains, New York	10605
(Address of principal executive offices)	(Zip Code)

(914) 288-8100

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425 )

[ x ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

Amendments to Share Incentive Plan

On March 9, 2006, the Board of Trustees approved the Company’s 2006 Share Incentive Plan (the “Plan”), subject to the approval of the shareholders. The Plan provides for the granting of options, share appreciation rights, restricted shares, unrestricted shares, performance shares and performance units to officers, employees and trustees of the Company and its subsidiaries as well as consultants and advisors to the Company or its subsidiaries. We have included a description of the plan in our Proxy Statement sent to shareholders on or about April 21, 2006 under the heading “Proposal 2 – Approval of the 2006 Share Incentive Plan.” Shareholders will have the opportunity to vote on this at our Annual Meeting to be held on May 15, 2006.

As a result of discussions between representatives of the Company and Institutional Shareholder Services (“ISS”) regarding the Plan, the Board of Trustees has adopted resolutions to make the following amendments to the Plan if it is approved by shareholders at the Annual Meeting:

1. We have reduced the number of shares available under the Plan from one million Common Shares to 500,000 Common Shares.

2. The Committee that administers the Plan will not have the power to modify outstanding option grants or to accept the surrender of unexercised options and substitute new stock option grants for them without shareholder approval.

We believe these changes more closely align the Company with the interests of our shareholders by limiting the dilutive effect of granting these awards, and by assuring our shareholders that the performance aspect inherent in option grants will not be compromised by a reduction in their exercise prices.

At our Annual Meeting, shareholders will have the opportunity to vote whether to approve the Plan, as it will be amended in accordance with the resolutions noted above.

Amendment to Form 10-K

In our Form 10-K for the year ended December 31, 2005, we included a chart in Item 5(d) titled “Equity Compensation Plan Information.” Due to a calculation error, we overstated the figures in column (c) titled “Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a).” Instead of 3,021,053 securities remaining available for future issuance, the correct figures should be 674,024 securities. We have reprinted the correct chart below:

	Equity Compensation Plan Information

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)

Equity compensation plans approved by security holders	477,242	$8.03	674,024	(1)
Equity compensation plans not approved by security holders	—	—	—

Notes:

(1)

The 1999 and 2003 Plans authorize the issuance of options equal to up to a total of 12% of the total Common Shares outstanding from time to time on a fully diluted basis. However, not more than 4,000,000 of the Common Shares in the aggregate may be issued pursuant to the exercise of options and no participant may receive more than 5,000,000 Common Shares during the term of the 1999 and 2003 Plans. Remaining available is based on 31,542,942 outstanding Common Shares and 653,360 OP Units as of December 31, 2005, less the issuance of a total of 489,840 restricted shares granted, as well as 2,222,450 options granted and exercised, through the same date.

We will amend our Form 10-K to correct the equity compensation chart in a similar manner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA REALTY TRUST
(Registrant)

Date: May 8, 2006	By: /s/ Michael Nelsen
Name: Michael Nelsen
	Title:	Sr. Vice President and Chief Financial Officer

2